SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[x] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

Associated Estates Realty Corporation

(Name of Registrant as Specified In Its Charter)

Land & Buildings Investment Management, LLC

Land & Buildings Capital Growth Fund, L.P.

Jonathan Litt

Charles M. Elson

R. Scot Sellers

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Land and Buildings Sends Letter to Recently Added Associated Estates Independent Directors

- Calls for Re-Balancing of Associated Estates’ Board In Favor of Shareholders’ Interests

- Believes Douglas Crocker and Jon Fosheim Represent a Positive Influence in the Boardroom and Along with Land and Buildings’ Three Nominees Would be Able to Transform AEC

- Vote for our Nominees on the GOLD Proxy Card Today

Stamford, CT— (April 15, 2015) – Land and Buildings collectively with Scot Sellers – the leader of Archstone-Smith Trust for over 15 years, culminating with the sale of the company for $22 billion near the peak of the market in 2007 – are shareholders of approximately 2.8% of the common shares of Associated Estates Realty Corporation (NYSE: AEC) (“AEC”, “Associated Estates”, or the “Company”). Today, Land and Buildings sent the following open letter to Associated Estates’ independent directors Douglas Crocker II and Jon A. Fosheim:

April 15, 2015

Dear Douglas and Jon:

We were pleased to see – in your public letter on April 13, 2015 – that you are actively engaging with investors and listening to shareholders. We believe that the voices of shareholders must be heard at Associated Estates and are confident that your presence in the Boardroom will prove helpful in enhancing shareholder value at the Company. Frankly, the type of highly-qualified background and independent perspectives you each possess are exactly the kind of influence that Associated Estates has been sorely lacking for far too long. However, we believe that even with the likely election of John Gates, the Associated Estates board will remain out-of-balance with five legacy directors, which could negate potential contributions from the new minority directors recently added to the Board.

We continue to believe that adding our three director candidates to the Board of AEC would complement your presence and finally shift the balance of power away from the entrenched, Cleveland-dominated incumbent regime that has overseen a prolonged period of underperformance and poor corporate governance, and towards the interests of all shareholders.

Once this re-balancing has been achieved, our nominees would be supportive of separating the CEO and Chairman roles and would be in favor of naming Doug as the Company’s first-ever independent Chairman of the Board. With such a Board, including six talented and truly independent directors, under Doug’s leadership, we believe that Associated Estates would be on the right path towards unlocking shareholder value and achieving its full potential as a great company.

Our director nominees would bring substantial relevant experience to the Associated Estates Board and, in our view, would represent immediate upgrades to the current incumbents we intend to replace. Below, we have delineated our thinking with regard to each of our nominees versus the incumbents.

Scot Sellers vs. Michael Gibbons

Scot Sellers served as the Chief Executive Officer of Archstone-Smith, one of the world's largest apartment companies, from January 1997 through February 2013, and prior to that was Archstone's Chief Investment Officer since 1995. At Archstone, Scot helped pioneer a number of Class A apartment REIT best practices, including the revenue management system AEC recently implemented (LRO). Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities (San Antonio and El Paso), to becoming the largest publicly traded owner of urban high rise apartments in the nation's premier cities (Manhattan, Washington, D.C. and others).

During the 12 years Scot led Archstone as a public company, Archstone produced a total shareholder return of 723%, substantially in excess of that of the NAREIT Apartment Index, which was 481% during the same period. The equity market capitalization of the company increased during Scot’s tenure from $767 million to $15.1 billion, while the Company also paid over $3.7 billion of cash dividends to shareholders. Sellers oversaw the sale of Archstone for $22 billion near the peak of the market in 2007. Over the course of his career, companies led by Sellers have developed, acquired and operated over $40 billion of apartment communities in over 50 different cities across the United States

Michael Gibbons is a Senior Managing Director and Principal of Brown, Gibbons, Lang & Company, a Cleveland-based investment banking firm. His primary real estate experience creates more conflicts than benefits and centers on his involvement with his investment bank that has previously had AEC as a client and in local multifamily development. He has been an AEC Board member since 2004. He also sits on the Board of several Cleveland- and Ohio-based institutions, which further intertwines him with CEO and Chairman Jeff Friedman and several other members of the AEC Board.

Why elect Scot Sellers vs. Michael Gibbons?

➢	We believe Scot Sellers is one of the most respected, seasoned, and successful executives in the multifamily REIT space, and would bring all of this to bear on the Associated Estates Board. Michael Gibbons’ experience as a principal at a Cleveland-based investment banking firm that served as advisor to Associated Estates in its IPO process, as a developer of multifamily assets in the Cleveland region and a long-tenured AEC board member, are clear conflicts of interest and the benefit he would represent for shareholders pales in comparison.

Charles Elson vs. James Schoff

Charles Elson is one of the foremost experts on corporate governance in the United States. He serves as the Edgar S. Woolard, Jr., Chair in Corporate Governance and the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware, and his fields of expertise include corporations, securities regulation and corporate governance. He is also "Of Counsel" to the law firm of Holland & Knight. He is presently a member of the Board of Directors of HealthSouth Corporation and of Bob Evans Farms Inc., where he has helped initiate a comprehensive governance turnaround. Professor Elson has written extensively on the subject of boards of directors. He is Vice Chairman of the ABA Business Law Section’s Committee on Corporate Governance and was a member of its Committee on Corporate Laws.

James Schoff is based in Cleveland and has been a Board member at Associated Estates since 2006. He previously served as Chief Operating Officer (COO) and Chief Investment Officer (CIO) of DDR Corp. (NYSE: DDR), a shopping center REIT, and retired in 2010. While his real estate background likely qualified Schoff to be nominated to the Associated Estates' Board, we believe that his nomination was prompted by his decades-long relationships with Jeff Friedman and Michael Gibbons at various entities incorporated and/or located in Ohio that predated his nomination by over 20 years.

2

Why elect Charles Elson vs. James Schoff?

➢	Given AEC’s woeful governance track record, Professor Elson’s immediate contribution to the Board would be to set the Company on the path to restoring credibility and shareholder trust. His qualifications, in our view, vastly outweigh those of James Schoff, who, in fact, is the Chairman of the Nominating and Corporate Governance Committee that appears to us to have largely neglected its duties until this past year, likely given his coziness with Jeff Friedman and other current and past AEC Directors.

Jon Litt vs. Richard Schwarz

Jon Litt has over 22 years of experience as a global real estate strategist and an investor in both public real estate securities and direct property and is a former top-ranked sell-side REIT analyst. He is the Founder and CIO of Land and Buildings, an investment firm specializing in publicly traded real estate and real estate related securities. Previously, Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup where he was responsible for Global Property Investment Strategy, coordinating a 44 person team of research analysts located across 16 countries.

Mr. Litt was recognized as a leading analyst from 1995 to 2008, achieving the prestigious Institutional Investor Magazine’s #1 ranking for 8 of those years and a top five ranking throughout the period. Before moving to the sell-side in 1994, Mr. Litt worked on the buy-side investing in public real estate securities and buying real property during his tenure at European Investors and BrookHill Properties, where his career began in 1988.

Richard Schwarz, like Michael Gibbons, James Schoff and CEO and Chairman Jeff Friedman, is based in Cleveland. He has been a limited partner of Edgewater Capital Partners, a private equity investment firm, and a member of its board of operating advisors since July 2003. He has been an AEC Board member since 1994 and has overseen the Company’s 20-plus year history of material underperformance, including as the Board’s current Lead Director. He also has close ties with Friedman – in fact, he attended Ohio State University at the same time as Friedman, overlapping for at least three years. Schwarz’s private equity firm also had a prior business relationship with Gibbons' investment bank prior to Gibbons’ appointment to the Associated Estates' Board.

Why elect Jon Litt vs. Richard Schwarz?

➢	Jon Litt would bring a fresh perspective – anchored in over 20 years of experience in the REIT space – to the Associated Estates Board, in contrast to Richard Schwarz, whose greater than 20-year Board membership would perpetuate what we view as the intertwined web of cronyism that currently characterizes the Board.

The Choice

In our view, shareholders face a clear choice: will they support the continued entrenchment of what we see as a myopic, Cleveland-centric Board of Directors with close ties to each other and a lack of true independence – characterized especially by the presence of Michael Gibbons, James Schoff and Richard Schwarz? Or, will they elect our nominees, including two proven experts in the space and a leading corporate governance expert in the country?

We urge shareholders to elect our three director nominees, who have the right skills and expertise to reverse Associated Estates’ over 20 year history of underperformance, and who will complement the presence of Douglas Crocker and Jon Fosheim on the Board. We are convinced now is the time to tilt the scales back towards the interests of shareholders.

3

All the best,

Jonathan Litt

Founder & CIO

Land and Buildings

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

212-750-5833

Media Contact:
Elliot Sloane / Dan Zacchei
Sloane & Company
212-486-9500
Esloane@sloanepr.com or
Dzacchei@sloanepr.com

LAND & BUILDINGS CAPITAL GROWTH FUND, L.P., LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND JONATHAN LITT (COLLECTIVELY, "LAND & BUILDINGS") AND CHARLES M. ELSON AND R. SCOT SELLERS (TOGETHER WITH LAND & BUILDINGS, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON APRIL 6, 2015 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF ASSOCIATED ESTATES REALTY CORPORATION (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, INNISFREE M&A INCORPORATED, LAND & BUILDING'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST

4

Cautionary Statement Regarding Forward-Looking Statements
This communication contains “forward-looking statements” that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this document are based on information available to Land and Buildings on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Land and Buildings are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Land and Buildings reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Land and Buildings disclaims any obligation to update the information contained herein. Land and Buildings and/or one or more of the investment funds it manages may purchase additional Associated Estates shares or sell all or a portion of their shares or trade in securities relating to such shares.

5